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                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   DEBT STRATEGIES FUND III, INC.

Address of Principal business Office (No. & Street, City, State, and Zip Code):

                 800 Scudders Mill Road
                 Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2000

Name and Address of Agent for Service of Process:

                 Patrick D. Sweeney
                 800 Scudders Mill Road
                 Plainsboro, New Jersey 08536

                 Mailing Address:
                 P.O. Box 9011
                 Princeton, New Jersey 08543-9011

Check Appropriate Box:

                 Registrant is filing a Registration Statement pursuant to section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES [X]                    NO [ ]
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                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 16th day of June, 1998.


Signature:

                             DEBT STRATEGIES FUND III, INC.



                             By: /s/ PATRICK D. SWEENEY
                                -------------------------------------------
                                 Patrick D. Sweeney, Director and President

Attest:

By: /s/ GEORGE PELOSE
   -------------------------------
   George Pelose, Director and Treasurer